EXHIBIT 99.1

Investor Contact:
Reid Cox
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Closing of Sale of Enterprise Customer Base
to TelePacific Communications

•	Pac-West receives $26.9 million in cash in connection with closing of sale of enterprise customer base

•	Pac-West repays $40.0 million senior secured note and retires related warrants to purchase up to 26.7 million shares of its common stock

Stockton, CA – March 11, 2005 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of communications services in the Western U.S., today announced the closing of the previously announced sale of its enterprise customer base to TelePacific Communications. No network assets were included in the transaction. The companies have entered into a one-year transition services agreement, extendable by TelePacific for up to six additional months, to help ensure an orderly and seamless transition of Pac-West’s former customers. Under its arrangements with TelePacific, Pac-West will be compensated for these transition services.

Pac-West utilized the proceeds of the transaction, as well as cash on hand, to repay its outstanding $40.0 million senior secured note to Deutsche Bank, as well as retire related warrants to purchase up to 26,666,667 shares of the company’s common stock. This debt repayment and warrant retirement significantly reduces Pac-West’s outstanding debt, annual interest expense, and potential equity dilution.

“We are pleased to be able to proceed with the planned migration of our enterprise customer base to TelePacific. This transaction strengthens Pac-West’s financial position and focuses the company on growing its service provider capabilities,” said Hank Carabelli, Pac-West’s President and CEO. “Pac-West’s success has been built around providing network infrastructure services to communications providers, including ISPs, ESPs, and carriers. New services, such as our recently announced VoiceSource offering, are broadening our capabilities to serve providers of IP-based services, such as VoIP. With 25 years of experience and the broadest network in California, we believe that Pac-West is uniquely positioned to enable our customers to cost-effectively and successfully deliver next-generation services.”

About Pac-West Telecomm, Inc.

Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. (Nasdaq: PACW) has been offering telephone service to its customers since1982. Pac-West is currently one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2003, as filed with the SEC on March 30, 2004, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the declining rate at which intercarrier compensation payments are determined; the inability to expand our business as a result of the unavailability of funds to do so; adverse affects on our operations as a result of covenants in agreements related to our borrowings; the loss of key executive officers could negatively impact our business prospects; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

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